Exhibit 99.1

MAXIMUS Welcomes Richard Nadeau as New Chief Financial Officer

RESTON, Va.--(BUSINESS WIRE)--June 6, 2014--MAXIMUS (NYSE: MMS), a leading provider of government services worldwide, announced today the appointment of Richard J. Nadeau as Chief Financial Officer and Treasurer. In this role, Mr. Nadeau will be responsible for the Company's financial operations, including all corporate accounting and financial planning and analysis. He will also oversee the corporate controllership, treasury and tax functions, and will provide leadership assistance for the Company's mergers and acquisitions activities. Mr. Nadeau's appointment is effective June 23, 2014.

Mr. Nadeau joins MAXIMUS from SRA International, an organization that serves several U.S. federal government agencies. He spent the last ten years as Chief Financial Officer for three NYSE-listed companies. Previously, Mr. Nadeau spent more than 30 years in public accounting and was a partner with KPMG, where he was the lead engagement and audit partner for several large government and commercial firms. Mr. Nadeau holds a bachelor’s degree in commerce and a master’s degree in accounting from the University of Virginia and is a member of the American Institute of Certified Public Accountants.

“Rick brings nearly four decades of executive-level experience, including the successful direction and implementation of processes related to governance, accounting and internal control,” commented Richard A Montoni, Chief Executive Officer of MAXIMUS. “His extensive experience combined with his knowledge of the government contracting environment will be a tremendous asset as we continue to drive long-term growth and add shareholder value.”

Mr. Nadeau replaces David N. Walker, who previously announced his planned retirement and will remain at MAXIMUS until approximately December 2014 to ensure a smooth transition and to serve as a strategic advisor to the Chief Executive Officer. Following his retirement, Mr. Walker will continue in a part-time role.

Mr. Walker was recently named the 2014 Greater Washington Technology Public Company CFO of the Year. MAXIMUS congratulates Mr. Walker for this recognition and thanks him for his many contributions that have helped solidify the strong market position and the long-term growth platform that the Company enjoys today.

About MAXIMUS

MAXIMUS is a leading operator of government health and human services programs in the United States, United Kingdom, Canada, Australia and Saudi Arabia. The Company delivers business process services to improve the cost effectiveness, efficiency and quality of government-sponsored benefit programs, such as Medicaid, Medicare, Children's Health Insurance Program (CHIP), Health Insurance BC (British Columbia), as well as welfare-to-work and child support programs around the globe. The Company's primary customer base includes federal, provincial, state, county and municipal governments. Operating under its founding mission of Helping Government Serve the People®, MAXIMUS has approximately 11,000 employees worldwide. For more information, visit www.maximus.com.

CONTACT:
MAXIMUS
Lisa Miles, 703-251-8637
lisamiles@maximus.com
or
Blake Travis, 703-251-8398
blaketravis@maximus.com